Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q1 2022 Results

New York, NY – May 5, 2022 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the “Company” or “Silvercrest”) today reported the results of its operations for the quarter ended March 31, 2022.

Business Update

We concluded the first quarter of 2022 with a celebration of our 20th Anniversary in business. Despite volatile economic conditions and markets, we are pleased with Silvercrest’s continued stable progress over time. Our tenure has proven that our firm has the professional resources, ability, and strategy to execute through difficult periods to build a sustainable and enduring business.

Silvercrest's discretionary assets under management (“AUM”), which drives revenue, increased to $23.8 billion from the first quarter of 2021, a year-over-year increase of 8.7%. Primarily due to the volatile equity markets during the first quarter of 2022, Silvercrest’s discretionary AUM declined by 5.2% from December 31, 2021, which also led to a quarterly decline in revenue and Adjusted EBITDA1. Along with continued progress in growing AUM year over year, the firm’s revenue increased 7.3% from Q1 2021, with $33.5 million in revenue for the quarter ended March 31, 2022. The firm's quarterly Adjusted EBITDA1 was approximately $10.3 million, or an annualized Adjusted EDITDA1 run-rate of $41.0 million, and grew year over year by 6.2%. Adjusted Diluted Earnings Per Share1 increased 7.1% year over year to $0.45 per Adjusted Diluted Share1. The firm's first quarter 2022 Adjusted EBITDA margin1 was 30.6%, a consistently high number for Silvercrest.

Silvercrest’s high net worth business grew its relationships during the first quarter, and we are pleased with incoming opportunities. Our net flows were muted as compared with historical norms. Silvercrest's institutional equity new business was solid during the first quarter and opportunities remain excellent across Silvercrest's suite of proprietary equity capabilities. Our sub-advisory relationships continued to add assets during the first quarter of 2022.

Market volatility and uncertainty create long-term opportunities that typically benefit the high-quality of Silvercrest’s capabilities. We have a lot to accomplish to continue building the premiere wealth and asset management boutique in the nation, and we embrace the challenges that come with change.

On May 3, 2022, the Company's Board of Directors declared a quarterly dividend of $0.17 per share of Class A common stock. The dividend will be paid on or about June 17, 2022 to shareholders of record as of the close of business on June 10, 2022.

First Quarter 2022 Highlights

•
Total assets under management (“AUM”) of $31.2 billion, inclusive of discretionary AUM of $23.8 billion and non-discretionary AUM of $7.4 billion at March 31, 2022.
•
Revenue of $33.5 million.
•
U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $12.4 million and $7.6 million, respectively.
•
Basic and diluted net income per share of $0.77.
•
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)1 of $10.3 million.
•
Adjusted net income1 of $6.7 million.
•
Adjusted basic and diluted earnings per share1, 2 of $0.46 and $0.45, respectively.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

The table below presents a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures and AUM.

	For the Three Months Ended March 31,
(in thousands except as indicated)	2022	2021
Revenue	$33,510	$31,237
Income before other income (expense), net	$15,439	$5,688
Net income	$12,396	$4,335
Net income margin	37.0%	13.9%
Net income attributable to Silvercrest	$7,568	$2,552
Net income per basic and diluted share	$0.77	$0.26
Adjusted EBITDA[1]	$10,250	$9,656
Adjusted EBITDA Margin[1]	30.6%	30.9%
Adjusted net income[1]	$6,651	$6,228
Adjusted basic earnings per share[1,2]	$0.46	$0.43
Adjusted diluted earnings per share[1,2]	$0.45	$0.42
Assets under management at period end (billions)	$31.2	$29.0
Average assets under management (billions)[3]	$31.8	$28.4
Discretionary assets under management (billions)	$23.8	$21.9

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three months ended March 31, 2022 are based on the number of shares of Class A common stock and Class B common stock outstanding as of March 31, 2022. Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units, and non-qualified stock options to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $31.2 billion

Silvercrest’s discretionary assets under management increased by $1.9 billion, or 8.7%, to $23.8 billion at March 31, 2022 from $21.9 billion at March 31, 2021. The increase was attributable to client inflows of $5.7 billion and market appreciation of $1.5 billion, partially offset by client outflows of $5.3 billion. Silvercrest’s total AUM increased by $2.2 billion, or 7.6%, to $31.2 billion at March 31, 2022 from $29.0 billion at March 31, 2021. The increase was attributable to client inflows of $6.3 billion and market appreciation of $1.7 billion, partially offset by client outflows of $5.8 billion.

Silvercrest’s discretionary assets under management decreased by $1.3 billion, or 5.2%, to $23.8 billion at March 31, 2022 from $25.1 billion at December 31, 2021. The decrease was attributable to client outflows of $1.5 billion and market depreciation of $1.2 billion, partially offset by client inflows of $1.4 billion. Silvercrest’s total AUM decreased by $1.1 billion, or 3.4%, to $31.2 billion at March 31, 2022 from $32.3 billion at December 31, 2021. The decrease was attributable to client outflows of $1.5 billion and market depreciation of $1.1 billion, partially offset by client inflow of $1.5 billion.

First Quarter 2022 vs. First Quarter 2021

Revenue increased by $2.3 million, or 7.3%, to $33.5 million for the three months ended March 31, 2022, from $31.2 million for the three months ended March 31, 2021. This increase was driven by market appreciation in discretionary assets under management and net client inflows.

Total expenses decreased by $7.5 million, or 29.3%, to $18.1 million for the three months ended March 31, 2022 from $25.6 million for the three months ended March 31, 2021. Compensation and benefits expense increased by $1.0 million, or 5.7%, to $18.7 million for the three months ended March 31, 2022 from $17.7 million for the three months ended March 31, 2021. The increase was primarily attributable to an increase in the accrual for bonuses of $0.7 million, an increase in salaries and benefits of $0.5 million primarily as a result of merit-based increases and newly hired staff, partially offset by a decrease in equity-based compensation expense of $0.2 million due to a decrease in the number of vested and unvested restricted stock units and unvested non-qualified stock options outstanding. General and administrative expenses decreased by $8.5 million, or 107.4%, to ($0.6) million for the three months ended March 31, 2022 from $7.9 million for the three months ended March 31, 2021. This was primarily attributable to a decrease in the adjustment to the fair value of contingent consideration related to the Cortina Acquisition of $8.8 million and a decrease in occupancy and related costs of $0.1 million primarily due to a decrease in cleaning and maintenance costs, partially offset by an increase in travel and entertainment expenses of $0.1 million due to the easing of restrictions related to the coronavirus pandemic, an increase in portfolio and systems expense of $0.2 million and an increase in sub-advisory and referral fee expense of $0.1 million.

Consolidated net income was $12.4 million or 37.0% of revenue for the three months ended March 31, 2022 as compared to consolidated net income of $4.3 million or 13.9% of revenue for the same period in the prior year. Net income attributable to Silvercrest was $7.6 million, or $0.77 per basic and diluted share for the three months ended March 31, 2022. Our Adjusted Net Income1 was $6.7 million, or $0.46 per adjusted basic share and $0.45 per adjusted diluted share2 for the three months ended March 31, 2022.

Adjusted EBITDA1 was $10.3 million or 30.6% of revenue for the three months ended March 31, 2022 as compared to $9.7 million or 30.9% of revenue for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were $57.0 million at March 31, 2022, compared to $85.7 million at December 31, 2021. As of March 31, 2022, there was $8.1 million outstanding under our term loan with City National Bank and nothing outstanding on our revolving credit facility with City National Bank.

Silvercrest Asset Management Group Inc.’s total equity was $86.3 million at March 31, 2022. We had 9,871,990 shares of Class A common stock outstanding and 4,590,798 shares of Class B common stock outstanding at March 31, 2022.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•
EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•
We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.
•
Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.
•
Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 26%. We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.
•
Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested restricted stock units and non-qualified stock options to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted

Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on May 6, 2022, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-844-836-8743 or for international listeners the call may be accessed by dialing 1-412-317-5723. An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This release contains, and from time to time our management may make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks, uncertainties and assumptions. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include, but are not limited to: incurrence of net losses; fluctuations in quarterly and annual results; adverse economic or market conditions; our expectations with respect to future levels of assets under management, inflows and outflows; our ability to retain clients from whom we derive a substantial portion of our assets under management; our ability to maintain our fee structure; our particular choices with regard to investment strategies employed; our ability to hire and retain qualified investment professionals; the cost of complying with current and future regulation coupled with the cost of defending ourselves from related investigations or litigation; failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct; our expected tax rate; and our expectations with respect to deferred tax assets, adverse economic or market conditions, including the continued adverse effects of the coronavirus pandemic; incurrence of net losses; adverse effects of management focusing on implementation of a growth strategy; failure to develop and maintain the Silvercrest brand; and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021, which is accessible on the SEC’s website at www.sec.gov. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia, New Jersey, California and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Three Months Ended March 31,
	2022	2021
Revenue
Management and advisory fees	$32,448	$30,205
Performance fees	0	—
Family office services	1,062	1,032
Total revenue	33,510	31,237
Expenses
Compensation and benefits	18,659	17,649
General and administrative	(588)	7,900
Total expenses	18,071	25,549
Income before other (expense) income, net	15,439	5,688
Other (expense) income, net
Other (expense) income, net	8	7
Interest income	1	2
Interest expense	(78)	(105)
Total other (expense) income, net	(69)	(96)
Income before provision for income taxes	15,370	5,592
Provision for income taxes	2,974	1,257
Net income	12,396	4,335
Less: net income attributable to non-controlling interests	(4,828)	(1,783)
Net income attributable to Silvercrest	$7,568	$2,552
Net income per share:
Basic	$0.77	$0.26
Diluted	$0.77	$0.26
Weighted average shares outstanding:
Basic	9,869,444	9,651,765
Diluted	9,891,148	9,660,007

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended March 31,
	2022	2021
Reconciliation of non-GAAP financial measure:
Net income	$12,396	$4,335
Provision for income taxes	2,974	1,257
Delaware Franchise Tax	50	50
Interest expense	78	105
Interest income	(1)	(2)
Depreciation and amortization	957	968
Equity-based compensation	228	169
Other adjustments (A)	(6,432)	2,774
Adjusted EBITDA	$10,250	$9,656
Adjusted EBITDA Margin	30.6%	30.9%
(a)
Other adjustments consist of the following:

	Three Months Ended March 31,
	2022	2021
Acquisition costs (a)	$16	$311
Other (b)	(6,448)	2,463
Total other adjustments	$(6,432)	$2,774
(a)
For the three months ended March 31, 2022, represents insurance costs of $11 and professional fees of $5 related to the acquisition of Cortina. For the three months ended March 31, 2021, represents equity-based compensation expense of $300 related to restricted stock unit grants issued to two associates hired as part of the Cortina Acquisition in conjunction with their admission to Silvercrest L.P., and insurance costs of $11 related to the acquisition of Cortina.
(b)
For the three months ended March 31, 2022, represents a fair value adjustment to the Cortina contingent purchase price consideration of ($6,500), an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives and expenses related to the Coronavirus pandemic of $4. For the three months ended March 31, 2021, represents a fair value adjustment to the Cortina contingent purchase price consideration of $2,300, an ASC 842 rent adjustment of $48 related to the amortization of property lease incentives and expenses related to the Coronavirus pandemic of $115.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended March 31,
	2022	2021
Reconciliation of non-GAAP financial measure:
Net income	$12,396	$4,335
Consolidated GAAP Provision for income taxes	2,974	1,257
Delaware Franchise Tax	50	50
Other adjustments (A)	(6,432)	2,774
Adjusted earnings before provision for income taxes	8,988	8,416
Adjusted provision for income taxes:
Adjusted provision for income taxes (26% assumed tax rate)	(2,337)	(2,188)

Adjusted net income	$6,651	$6,228

GAAP net income per share (B):
Basic and diluted	$0.77	$0.26

Adjusted earnings per share/unit (B):
Basic	$0.46	$0.43
Diluted	$0.45	$0.42

Shares/units outstanding:
Basic Class A shares outstanding	9,872	9,658
Basic Class B shares/units outstanding	4,591	4,770
Total basic shares/units outstanding	14,463	14,428

Diluted Class A shares outstanding (C)	9,894	9,666
Diluted Class B shares/units outstanding (D)	5,014	5,037
Total diluted shares/units outstanding	14,908	14,703

(A)
See A in Exhibit 2.
(B)
GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)
Includes 21,704 and 8,242 unvested restricted stock units at March 31, 2022 and 2021, respectively.
(D)
Includes 170,854 and 74,907 unvested restricted stock units and 252,904 and 192,162 unvested non-qualified options at March 31, 2022 and 2021, respectively.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Financial Condition
(Unaudited and in thousands)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$57,020	$85,744
Investments	1,588	1,588
Receivables, net	9,444	8,850
Due from Silvercrest Funds	1,286	428
Furniture, equipment and leasehold improvements, net	5,007	5,257
Goodwill	63,675	63,675
Operating lease assets	25,032	26,130
Finance lease assets	217	247
Intangible assets, net	23,280	23,924
Deferred tax asset—tax receivable agreement	9,085	10,797
Prepaid expenses and other assets	2,269	2,678
Total assets	$197,903	$229,318
Liabilities and Equity
Accounts payable and accrued expenses	$13,031	$19,820
Accrued compensation	10,704	41,707
Borrowings under credit facility	8,125	9,025
Operating lease liabilities	31,174	32,371
Finance lease liabilities	223	253
Deferred tax and other liabilities	9,423	9,334
Total liabilities	72,680	112,510
Commitments and Contingencies (Note 10)
Equity
Preferred Stock, par value $0.01, 10,000,000 shares authorized; none issued and outstanding, as of March 31, 2022 and December 31, 2021	—	—
Class A common stock, par value $0.01, 50,000,000 shares authorized; 9,905,073 and 9,871,990 shares issued and outstanding as of March 31, 2022, respectively; 9,902,184 and 9,869,101 shares issued and outstanding as of and December 31, 2021, respectively	99	99
Class B common stock, par value $0.01, 25,000,000 shares authorized; 4,590,798 and 4,593,687 issued and outstanding, as of March 31, 2022 and December 31, 2021, respectively	45	45
Additional Paid-In Capital	52,961	52,936
Treasury stock, at cost, 33,083 shares as of March 31, 2022 and December 31, 2021	(512)	(512)
Retained earnings	33,669	27,782
Total Silvercrest Asset Management Group Inc.’s equity	86,262	80,350
Non-controlling interests	38,961	36,458
Total equity	125,223	116,808
Total liabilities and equity	$197,903	$229,318

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended March 31,		% Change from March 31,
	2022	2021	2021
Beginning assets under management	$32.3	$27.8	16.2%

Gross client inflows	1.5	1.4	7.1%
Gross client outflows	(1.5)	(1.6)	-6.3%
Net client flows	—	(0.2)	-100.0%

Market (depreciation)/appreciation	(1.1)	1.4	-178.6%
Ending assets under management	$31.2	$29.0	7.6%

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended March 31,		% Change from March 31,
	2022	2021	2021
Beginning assets under management	$25.1	$20.6	21.8%

Gross client inflows	1.4	1.3	7.7%
Gross client outflows	(1.5)	(1.6)	-6.3%
Net client flows	(0.1)	(0.3)	-66.7%

Market (depreciation)/appreciation	(1.2)	1.6	-175.0%
Ending assets under management	$23.8	$21.9	8.7%

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended March 31,		% Change from March 31,
	2022	2021	2021
Beginning assets under management	$7.2	$7.2	0.0%

Gross client inflows	0.1	0.1	0.0%
Gross client outflows	—	—	0.0%
Net client flows	0.1	0.1	0.0%

Market appreciation/(depreciation)	0.1	(0.2)	-150.0%
Ending assets under management	$7.4	$7.1	4.2%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended March 31,
	2022	2021
Total AUM as of January 1,	$32.320	$27.819
Discretionary AUM:
Total Discretionary AUM as of January 1,	$25.073	$20.650
New client accounts/assets (1)	0.074	0.188
Closed accounts (2)	(0.021)	(0.305)
Net cash inflow/(outflow) (3)	(0.163)	(0.190)
Non-discretionary to Discretionary AUM (4)	0.003	—
Market (depreciation)/appreciation	(1.188)	1.544
Change to Discretionary AUM	(1.295)	1.237
Total Discretionary AUM at March 31,	23.778	21.887
Change to Non-Discretionary AUM (5)	0.204	(0.030)
Total AUM as of March 31,	$31.229	$29.026
(1)
Represents new account flows from both new and existing client relationships
(2)
Represents closed accounts of existing client relationships and those that terminated
(3)
Represents periodic cash flows related to existing accounts
(4)
Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)
Represents the net change to Non-Discretionary AUM

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of March 31, 2022

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE [1,2]	ANNUALIZED PERFORMANCE
	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	15.8	16.5	14.7	13.2	10.0
Russell 1000 Value Index		11.7	13.0	10.3	9.7	8.1

Small Cap Value Composite	4/1/02	2.9	12.7	8.6	9.1	10.8
Russell 2000 Value Index		3.3	12.7	8.6	8.8	8.5

Smid Cap Value Composite	10/1/05	7.9	12.6	10.1	10.9	10.4
Russell 2500 Value Index		7.7	13.0	9.2	8.9	8.3

Multi Cap Value Composite	7/1/02	11.9	14.4	12.2	11.7	10.4
Russell 3000 Value Index		11.1	13.0	10.2	9.7	8.7

Equity Income Composite	12/1/03	12.4	11.2	11.3	11.5	11.8
Russell 3000 Value Index		11.1	13.0	10.2	9.7	8.9

Focused Value Composite	9/1/04	8.6	10.0	9.6	10.2	10.7
Russell 3000 Value Index		11.1	13.0	10.2	9.7	8.7

Small Cap Opportunity Composite	7/1/04	- 0.2	13.5	11.8	11.5	11.5
Russell 2000 Index		- 5.8	11.7	9.7	8.9	8.7

Small Cap Growth Composite	7/1/04	- 7.1	20.3	18.3	16.0	12.1
Russell 2000 Growth Index		-14.3	9.9	10.3	8.5	9.0

Smid Cap Growth Composite	1/1/06	- 7.4	25.3	21.3	16.5	12.7
Russell 2500 Growth Index		-10.1	13.0	13.2	10.5	10.3

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 largest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.